                                    EXHIBIT A

                              ARTICLES OF AMENDMENT

                           CERTIFICATE OF DESIGNATIONS
                   SERIES C CUMULATIVE VOTING PREFERRED STOCK
                                       OF
                            FBL FINANCIAL GROUP, INC.

Pursuant to Section 490.602 of the Iowa Business Corporation Act, FBL Financial Group, Inc., an Iowa Corporation (the "Company"), DOES HEREBY
CERTIFY:

That pursuant to the authority conferred upon the Board of Directors of the Company by the Restated Articles of Incorporation of the Company, the Board of Directors of the Company on ____________, 2000, duly adopted the following resolution creating a series of Preferred Stock designated as Series C Cumulative Voting Preferred Stock, and such resolution has not been modified and is in full force and effect on the date hereof:

RESOLVED, that pursuant to the authority vested in the Board of Directors of the Company in accordance with the provisions of its Restated Articles of Incorporation, a series of Preferred Stock of the Company, be and hereby is, authorized to be issued, subject to the definitions set forth in Section 10 below, with voting powers, designations, preferences, conversion, and other special rights, qualifications, limitations and restrictions as follows:

1.       DESIGNATION AND NUMBER.

         The shares of this series of Preferred Stock shall be designated as Series C Cumulative Voting Preferred Stock with a par value of $25.8425 per share (the "Series C Preferred Stock") and the number of shares constituting the Series C Preferred Stock shall be three million seven hundred fifty-two thousand one hundred (3,752,100), which number may be decreased (but not increased) by the Board of Directors without a vote of stockholders; provided, however, that such number may not be decreased below the number of then outstanding shares of Series C Preferred Stock.

2.       DIVIDENDS AND DISTRIBUTIONS.

         (a) The holders of shares of Series C Preferred Stock shall be entitled to receive cumulative cash dividends ("Series C Dividends") in an amount per share described below. Although accruing from the date of issuance of the Series C Preferred Stock, the Series C Dividends shall only be payable when, as and if declared by the Board of Directors of the Company out of funds legally available therefor to holders of record at the start of business on each Dividend Payment Date (as hereinafter defined). Such dividends shall be paid quarterly on the last Business Day of March, June, September and December (each a "Dividend Payment Date"). The amount of the dividend payable on each Dividend Payment Date shall be the greater of (i) $.10 per share or (ii) the amount of the Regular

                  Quarterly Dividend (as hereinafter defined) paid on the Class A Common Stock dividend payment date coinciding with or immediately preceding the date of issuance of the Series C Preferred Stock, (the greater of (i) or (ii) being the "Base Amount"). In addition to the Base Amount, the Company shall pay on each Dividend Payment Date an amount per share equal to the amount by which the Regular Quarterly Dividend paid on the Class A Common Stock dividend payment date coinciding with or immediately preceding such Dividend Payment Date exceeds the Base Amount(the "Participating Amount"). Series C Dividends shall begin to accrue on outstanding shares of Series C Preferred Stock from the date of issuance of such shares of Series C Preferred Stock. The Regular Quarterly Dividend shall be prorated for the number of days that the Series C Preferred Stock is issued and outstanding. Series C Dividends shall accrue on a daily basis whether the Company shall have earnings or surplus at the time and whether the Board of Directors of the Company declares the Series C Dividend payable. Series C Dividends accrued for any period less than a full quarterly period shall be computed on the basis of a 360-day year of 30-day months. Accrued but unpaid Series C Dividends shall cumulate as of the Dividend Payment Date on which they first become payable, but no interest shall accrue on accumulated but unpaid Series C Dividends. The term "Regular Quarterly Dividend" shall mean the dividend paid by the Company on a regular quarterly basis on each share of Class A Common Stock in the ordinary course of business. The Participating Amount shall be subject to adjustment as provided in Section 6 hereof. The Series C Preferred Stock shall be entitled to participate in all extraordinary dividends paid or payable to holders of Class A Common Stock.

         (b) So long as any Series C Preferred Stock shall be outstanding, no dividend shall be declared or paid or set apart for payment on any other series of stock ranking on a parity with the Series C Preferred Stock as to dividends, unless there shall also be or have been declared or paid or set apart for payment on the Series C Preferred Stock, dividends for all dividend payment periods of the Series C Preferred Stock ending on or before the dividend payment date of such parity stock, ratably in proportion to the respective amounts of dividends accumulated and unpaid. In the event that full cumulative dividends on the Series C Preferred Stock have not been declared and paid or set apart for payment when due, the Company shall not declare or pay or set apart for payment any dividends or make any other distributions on, or make any payment on account of the purchase, redemption or other retirement of, any other class of stock or series thereof of the Company ranking, as to dividends or as to distributions in the event of a liquidation, dissolution or winding-up of the Company, junior to the Series C Preferred Stock until full cumulative dividends on the Series C Preferred Stock shall have been declared and paid or set apart for payment; PROVIDED, HOWEVER, that the foregoing shall not apply to (i) any dividend payable solely in any shares of stock ranking, as to dividends or as to distributions in the event of a liquidation, dissolution or winding-up of the Company, junior to the Series C Preferred Stock, or (ii) the acquisition of shares of any stock ranking, as to dividends or as to distributions in the event of a liquidation, dissolution or winding-up of the Company, junior to the Series C Preferred Stock either (A) pursuant to any employee or director incentive or benefit plan or arrangement (including any employment, severance or consulting agreement) of the Company or any subsidiary of the Company heretofore or hereafter adopted or (B) in exchange solely for shares of any other stock ranking junior to the Series C Preferred Stock.

         (c) Notwithstanding anything contained in this Certificate of Designations to the contrary, the holders of a majority of the outstanding shares of Series C Preferred Stock may waive the right of the holders of all of the Series C Preferred Stock to receive any dividend otherwise payable on the Series C Preferred Stock pursuant to the provisions of this Section 2.

3. VOTING RIGHTS. The holders of the shares of Series C Preferred Stock shall have the following voting rights:

         (a) The holders of Series C Preferred Stock shall be entitled to vote on all matters submitted to a vote of the holders of Class A Common Stock of the Company, voting together with the holders of Class A Common Stock as one class. Each share of the Series C Preferred Stock shall be entitled to one vote, adjusted as provided in Section 6 hereof.

         (b) Except as otherwise required by the Iowa Business Corporation Act or set forth herein, holders of Series C Preferred Stock shall have no special voting rights as a separate voting group and their consent shall not be required (except to the extent they are entitled to vote with holders of Class A Common Stock as set forth herein) for the taking of any corporate action; PROVIDED, HOWEVER, that the vote of at least a majority of the outstanding shares of Series C Preferred Stock, voting as a separate voting group, shall be necessary to adopt any alteration, amendment or repeal of any provision of the Restated Articles of Incorporation of the Company, as amended, or this certificate (including any such alteration, amendment or repeal effected by any merger or consolidation in which the Company is the surviving or resulting Person) if such amendment, alteration or repeal would alter or change the powers, preferences or special rights of the shares of Series C Preferred Stock so as to affect them adversely.

4.       LIQUIDATION, DISSOLUTION OR WINDING-UP.

         (a) Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the holders of shares of Series C Preferred Stock shall be entitled to receive out of the assets of the Company which remain after the debts or obligations of the Company have been paid and which are available for payment to stockholders and subject to the rights of the holders of stock of the Company ranking senior to or on a parity with the Series C Preferred Stock in respect of distributions upon liquidation, dissolution or winding-up of the Company, before any amount shall be paid or distributed among the holders of Common Stock or any other shares ranking junior to the Series C Preferred Stock in respect of distributions upon liquidation, dissolution or winding-up of the Company, liquidating distributions in cash in the amount of the par value of $25.8425 per share plus an amount in cash equal to all accrued and unpaid dividends thereon to the date fixed for distribution. If upon any liquidation, dissolution or winding-up of the Company, the amounts payable with respect to the Series C Preferred Stock and any other stock ranking as to any such distribution on a parity with the Series C Preferred Stock are not paid in full, the holders of the Series C Preferred Stock and such other stock shall share ratably in any distribution of assets in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount to which they are entitled as provided by the foregoing provisions of this paragraph 4(a), the holders of shares of Series C Preferred Stock shall not be entitled to any further right or claim to any of the remaining assets of the Company.

         (b) Neither the merger or consolidation of the Company with or into any other company, nor the merger or consolidation of any other company with or into the Company, nor the sale, transfer, exchange or lease of all or any portion of the assets of the Company, shall be deemed to be a dissolution, liquidation or winding-up of the affairs of the Company for purposes of this Section 4, but the holders of Series C Preferred Stock shall nevertheless be entitled in the event of any such transaction to the rights provided by Section 5 hereof.

         (c) Written notice of any voluntary or involuntary liquidation, dissolution or winding-up of the Company, stating the payment date or dates when, and the place or places where, the amounts distributable to holders of Series C Preferred Stock in such circumstances shall be payable, shall be given by first-class mail, postage prepaid, mailed not less than twenty (20) days prior to any payment date stated therein, to the holders of shares of Series C Preferred Stock at the address shown on the books of the Company or any transfer agent for the Series C Preferred Stock.

5.       CONSOLIDATION, MERGER, ETC.

         (a) In the event that the Company shall consummate any consolidation or merger or similar transaction, however named, pursuant to which (i) the outstanding shares of Class A Common Stock are by operation of law exchanged for or changed, reclassified or converted into stock of any successor or resulting company (including the Company), and, if applicable, for a cash payment in lieu of fractional shares, if any, and
                  (ii) a majority of the board of directors of the Company ceases to consist of representatives of members or affiliates of the American Farm Bureau Federation, the shares of Series C Preferred Stock shall, at the option of the holders thereof, either be redeemed for cash at the Cash Redemption Price or converted into the number of Class A Common Shares of the Company equal to the number of votes then possessed by the holder thereof.

         (b) In the event the Company shall enter into any agreement providing for any transaction described in paragraph (a) of this Section 5, then the Company shall as soon as practicable thereafter (and in any event at least ten (10) Business Days before consummation of such transaction) give notice of such agreement, the material terms thereof and the proposed closing date thereof to each holder of Series C Preferred Stock and each such holder shall have the right to elect, by written notice to the Company (the "Election Notice"), to receive, upon consummation of such transaction (if and when such transaction is consummated), from the Company or the successor of the Company, in retirement of such Series C Preferred
                  Stock: (i) a cash payment equal to the Cash Redemption Price as defined below, (ii) the number of shares of Class A Common Stock of the Company described in the last sentence of paragraph (a) of this Section 5, or (iii) a combination of (i) and (ii). No such Election Notice shall be effective unless given to the Company prior to the close of business on the fifth Business Day prior to consummation of such transaction. Any Election Notice so given may be withdrawn by written notice given to the Company prior to the close of business on the fifth Business Day prior to consummation of such transaction. If any holder fails to timely give an Election Notice to the Company, the holder shall be deemed to have elected to have such Series C Preferred Stock redeemed for cash at the Cash Redemption Price.

6.       ANTI-DILUTION ADJUSTMENTS.

         (a) In the event the Company shall, at any time or from time to time while any of the shares of the Series C Preferred Stock are outstanding: (i) pay any dividend or make a distribution in respect of the Class A Common Stock in shares of Class A Common Stock or in securities convertible or exchangeable into Class A Common Stock, or (ii) subdivide the outstanding shares of Class A Common Stock, or (iii) combine the outstanding shares of Class A Common Stock into a smaller number of shares, in each case whether by reclassification of shares, recapitalization of the Company (including a recapitalization effected by a merger or consolidation to which Section 5 hereof does not apply), then the amount of the Regular Quarterly Dividend for purposes of calculating the Participating Amount of the Series C Dividends under Section 2, the number of votes under Section 3 and the number of shares of Class A Common Stock of the Company into which the Series C Preferred Stock may be converted under Section 5 in effect immediately prior to such action shall be adjusted by multiplying such votes, Regular Quarterly Dividend, or number of shares of Class A Common Stock by a fraction, the denominator of which is the number of shares of Class A Common Stock outstanding immediately before such event and the numerator of which is the number of shares of Class A Common Stock outstanding immediately after such event. An adjustment made pursuant to this paragraph 6(a) shall be given effect, upon declaration of such a dividend or distributions of the record date for the determination of shareholders entitled to receive such dividend described in clause (i) above and in the case of a subdivision or combination shall become effective immediately as of the effective date thereof.

         (b) Whenever an adjustment to the voting rights of the Series C Preferred Stock, the Participating Amount of the Series C Dividend or the number of shares of Class A Common Stock issuable upon a conversion is required pursuant to this Certificate of Designations, the Company shall forthwith place on file with the transfer agent for the Class A Common Stock and the Series C Preferred Stock if there be one, and with the Secretary of the Company, a statement signed by two officers of the Company stating the voting rights (as appropriately adjusted), of the Series C Preferred Stock, the adjustment to the Participating Amount of the Series C Dividend and the number of shares of Class A Common Stock issuable upon a conversion. Such statement shall set forth in reasonable detail such facts as shall be necessary to show the reason and the manner of computing such adjustments, Promptly after each such adjustment the Company shall mail a notice thereof to each holder of shares of the Series C Preferred Stock.

         (c) WAIVER OF ANTI-DILUTION OBLIGATION. Notwithstanding anything contained in this Section 6 to the contrary, the holders of at least sixty percent (60%) of the outstanding shares of Series C Preferred Stock may waive the obligation of the Company with respect to all holders of Series C Preferred Stock under this
                  Section 6 by giving written notice to the Company.

7.       RANKING; RETIREMENT OF SHARES.

         (a) The Series C Preferred Stock shall rank senior to the Class A Common Stock and the Class B Common Stock and shall rank on a parity with the Series B Preferred Stock as to the payment of dividends and the distribution of assets upon liquidation, dissolution and winding-up of the Company, and shall rank on a parity with all other series or classes of the Company's Preferred Stock, as to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding-up of the Company. The Company shall not authorize or issue any equity that ranks senior to the Series C Preferred Stock. No provision of this paragraph shall be deemed to prohibit an affiliate of the Company from issuing trust preferred securities.

         (b) Any shares of Series C Preferred Stock acquired by the Company by reason of the redemption of such shares as provided by this Certificate of Designations, or otherwise so acquired, shall be retired as shares of Series C Preferred Stock and restored to the status of authorized but unissued shares of preferred stock of the Company, undesignated as to series, and may thereafter be reissued as part of a new series of such preferred stock as permitted by law.

8.       REDEMPTION.

         (a) Subject to the provisions of subparagraph (c) of this Section8, forty-nine and nine-tenths percent (49.9%) of the outstanding shares of Series C Preferred Stock shall be redeemed by the Company for cash in the amount of its par value of $25.8425 per share plus all accrued and unpaid dividends, (the "Cash Redemption Price") payable by wire transfer of immediately available funds on the first Business Day after the first annual anniversary date of the issuance of the Series C Preferred Stock (the "First Anniversary Date").

         (b) Subject to the provisions of subparagraph (c) of this Section8, the remaining outstanding shares of Series C Preferred Stock shall be redeemed by the Company for cash in the amount of the Cash Redemption Price, payable by wire transfer of immediately available funds on the first Business Day after the fifth annual anniversary date of the issuance of the Series C Preferred Stock (the "Fifth Anniversary Date").

         (c) If the Company, in its sole discretion, determines that it is unable to pay (which determination may not be challenged by any holder of the Series C Preferred Stock) the Cash Redemption Price payable on the First Anniversary Date or the Cash Redemption Price payable on the Fifth Anniversary Date, the Company shall, in lieu thereof, issue and deliver to the holders of the Series C Preferred Stock to be redeemed on such dates, in complete satisfaction of the requirements to pay such Cash Redemption Price, shares of its Class A Common Stock. The number of shares of Class A Common Stock to be issued in exchange for one share of Series C Preferred Stock shall be (x) the Cash Redemption Price (y) divided by the Average Fair Market Value of one share of Class A Common Stock (the "Stock Redemption Price").

         (d) Unless otherwise required by law, notice of redemption will be sent to the holders of Series C Preferred Stock at the address shown on the books of the Company or any transfer agent for the Series C Preferred Stock by first class mail, postage prepaid, mailed not less than twenty (20) days nor more than sixty (60) days prior to the First Anniversary Date and Fifth Anniversary Date. Each such notice shall state: (i) the redemption date; (ii) the total number of shares of the Series C Preferred Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the Cash Redemption Price or the Stock Redemption Price; (iv) the place or places where certificates for such shares are to be surrendered for payment or exchange; and (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date. Upon the date fixed for redemption, the Company shall either set aside cash funds having a value equal to the aggregate Cash Redemption Price for the shares of Series C Preferred Stock to be redeemed or issue shares of Class A Common Stock in the number required to pay the Stock Redemption Price. Payment or exchange of the Redemption Price shall be made by the Company only upon surrender of the certificates evidencing the shares of Series C Preferred Stock so redeemed, properly endorsed or assigned for transfer.

         (e) From and after the date fixed for redemption, and provided the Company shall have set aside funds or issued shares of Class A Common Stock sufficient to redeem the Series C Preferred Stock, dividends on shares of Series C Preferred Stock called for redemption will cease to accrue, such shares will no longer be deemed to be outstanding and all rights in respect of such shares of the Company shall cease, except the right to receive the Redemption Price therefor, without interest, upon surrender to the Company of the certificates evidencing such shares, properly endorsed or assigned for transfer.

9.       MISCELLANEOUS.

         (a) All notices referred to herein shall be in writing, and all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three (3) Business Days after the mailing thereof if sent by registered mail (unless first-class mail shall be specifically permitted for such notice under the terms of this Certificate of Designation) with postage prepaid, addressed: (i) if to the Company, to its office at 5400 University Avenue, West Des Moines, Iowa 50266 (Attention: General Counsel) or other agent of the Company designated as permitted by this Resolution, or (ii) if to any holder of the Series C Preferred Stock, to such holder at the address of such holder as listed in the stock record books of the Company (which may include the records of any transfer agent for the Series C Preferred Stock), with a copy to The Kansas Farm Bureau, 2677 KFB Plaza, PO Box 3500, Manhattan, Kansas 66503-8508 (Attn: General Counsel) or (iii) to such other address as the Company or any such holder, as the case may be, shall have designated by notice similarly given.

         (b) The Company shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of shares of Series C Preferred Stock or certificates representing such shares or securities. The Company shall not, however, be required to pay any such tax which may be payable in respect of any transfer involved in the issuance or delivery of shares of Series C Preferred Stock in a name other than that in which the shares of Series C Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any person with respect to any such shares or securities other than a payment to the registered holder thereof..

         (c) The Company may (but shall not be required to) appoint, and from time to time discharge and change, a transfer agent for the Series C Preferred Stock. Upon any such appointment or discharge of a transfer agent, the Company shall send notice thereof by first-class mail, postage prepaid, to each holder of record of Series C Preferred Stock.

         (d) Fractional Shares. Notwithstanding any other provision of this Certificate of Designation, the Company shall not be required to issue fractions of shares upon conversion of any shares of Series C Preferred Stock or to distribute certificates which evidence fractional shares. In lieu of fractional shares, the Company shall pay therefor, at the time of any conversion of shares of Series C Preferred Stock as herein provided, an amount in cash equal to such fraction multiplied by the Average Fair Market Value of a share of Class A Common Stock on such date.

         (e) Mechanics of Conversion. The holder of record of Series C Preferred Stock on the date on which conversion occurs shall be deemed to be the holder of record of the shares of Class A Common Stock into which such shares of Series C Preferred Stock were converted on such date, notwithstanding that the certificates representing such Class A Common Stock shall not then be actually delivered to such Person.

         (f) Reservation of Class A Common Stock. The Company shall at all times reserve and keep available for issuance upon the conversion of the shares of Series C Preferred Stock, the maximum number of its authorized but unissued shares of Class A Common Stock sufficient to permit the conversion of all outstanding shares of Series C Preferred Stock, and shall take all action required to increase the authorized number of shares of Class A Common Stock if at any time there shall be insufficient authorized but unissued shares of Class A Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Series C Preferred Stock.

         (g) No Conversion Charge or Tax. The issuance and delivery of certificates for shares of Class A Common Stock upon the conversion of shares of Series C Preferred Stock shall be made without charge to the holder of shares of Series C Preferred Stock for any issue or transfer tax, or other incidental expense in respect of the issuance or delivery of such certificates or the securities represented thereby, all of which taxes and expenses shall be paid by the Company.

10.      DEFINITIONS.

For the purpose of this Certificate of Designations, the following terms shall have the meanings indicated:

"Average Fair Market Value" shall mean the average of the daily closing prices on the New York Stock Exchange per share of such Class A Common Stock for the 10 consecutive trading days before the day in question. If on any such date the shares of such Class A Common Stock are not listed or admitted for trading on any national securities exchange and not quoted on any similar service, the Average Fair Market Value for such shares shall be the fair market value as determined by mutual agreement of the Board of Directors of the Company and a representative of holders of a majority of the Series C Preferred Stockholders.

"Business Day" shall mean any day other than a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law or executive order to close.

"Class A Common Stock" shall mean Company's no par value Class A Common Stock, as the same exists at the date of filing of this Certificate of Designations relating to the Series C Preferred Stock, or any other class of stock resulting from successive changes or reclassifications of such Class A Common Stock consisting solely of changes in par value, or from par value to no par value or from no par value to par value.

"Person" shall mean any individual, firm, Company, partnership, trust, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

FURTHER RESOLVED, that the Chief Executive Officer, any Vice President, the Secretary, or the Treasurer of the Company be, and hereby is, authorized for and on behalf of the Company, to perform any and all acts and execute any and all documents necessary or advisable to effectuate the foregoing Resolution.

         The date of adoption of the amendment was ___________ __, 2000.

         The amendment was duly adopted and approved by the board of directors without shareholder approval, pursuant to Section 1002 of the Iowa Business Company Act.

         This document is effective at the time of filing on the date of filing as evidenced by the endorsement of the Iowa Secretary of State.

                                    FBL FINANCIAL GROUP, INC.


                                    By
                                      -----------------------------------------

                                      -------------------------------, --------